Written Representation of a the Verbal Agreement between American Media Systems Co. and Vancouver Film Studios

Dated: October 8th, 2005

The salient terms of the verbal agreement between American Media Systems Co and Vancouver Film Studios are as follows;

1) The production of a corporate identity sales dvd

2) Total value of services to be rendered is $CDN 68,000 plus applicable sales taxes.

3) CDN$45,333 to be paid in advance

4) Balance upon completion

5) Completion date December 1, 2005